EXHIBIT 4.7

BALLARD POWER SYSTEMS INC.

2000 SHARE DISTRIBUTION PLAN

Effective as of December 31, 2008

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Share Distribution Plan:
(a)	Associate has the meaning ascribed thereto in the Securities Act (British Columbia);
(b)	Board means the board of directors of the Corporation;
(c)	Common Shares means common shares in the capital of the Corporation;
(d)	Corporation means Ballard Power Systems Inc.;
(e)	Director means a director of the Corporation;
(f)	Effective Date means the date this Share Distribution Plan becomes effective as determined under §3.1;
(g)	Effective Time means has the meaning specified in the Plan of Arrangement under which the Corporation acquires its assets and thereafter caries on business as successor to Old Ballard;
(h)	Employee means a full-time employee (including officers, whether or not directors) of the Corporation or of a Subsidiary;
(i)	Insider means
(i)

an insider of the Corporation as defined in the Securities Act (British Columbia), other than a person who is such an insider solely by virtue of being a director or senior officer of a Subsidiary, and

(ii)	an Associate of a person who is an Insider by virtue of §(i);
(j)	Officer means an individual who is an officer of the Corporation;
(k)	Old Ballard means Ballard Power Systems Inc., corporation number 248019-1;

(l)	Outstanding Issue means the number of Common Shares outstanding on a non-diluted basis;
(m)	Regulatory Approval means the approval of The Toronto Stock Exchange and every other stock exchange or securities regulatory agency whose approval is required in the circumstances;
(n)

Share Compensation Arrangement means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to any director, officer or employee of the Corporation, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guaranty or otherwise;

(o)	Share Distribution Plan means this 2000 Share Distribution Plan, as amended from time to time;
(p)	Subsidiary means a subsidiary of the Corporation as determined under the Canada Business Corporations Act; and
(q)

a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

PART 2

SHARE DISTRIBUTION PLAN

Purpose of Share Distribution Plan

2.1                    The purpose of this Share Distribution Plan is to recognize contributions made by full-time Employees and Directors and to provide for an incentive for their continuing relationship with the Corporation and its Subsidiaries.

Eligibility

2.2                    Common Shares may be issued as a discretionary bonus and for no cash consideration under this Share Distribution Plan by the Board, on the recommendation of the Chief Executive Officer, to Employees and Directors.

Maximum Shares to be Issued

2.3                    The maximum number of Common Shares that may be issued under this Share Distribution Plan is 500,000.

Adjustment

2.4                    The number of Common Shares which may be issued under this Share Distribution Plan will be subject to adjustment in the events and in the manner following:

(a)       if the Common Shares are subdivided or consolidated after the Effective Date, or the Corporation pays to holders of Common Shares of record as of a date after the Effective Date a dividend payable in Common Shares, the number of Common Shares which may be issued under this Share Distribution Plan will be adjusted to the number of such shares that may be issued through the combined effect of such exercise and such subdivision, consolidation or stock dividend if the time of the subdivision or consolidation or the record date of such stock dividend had been immediately after the issue of such shares, and the remaining number of shares referred to in §2.3 which may be issued will be correspondingly adjusted; and

(b)       if there is any capital reorganization, reclassification or other change or event affecting the Common Shares to which §(a) does not apply, the Board will determine whether in the circumstances it is just and equitable that there be some alteration in the number and kind of shares issuable under this Share Distribution Plan and will make such amendments to the Share Distribution Plan as the Board considers appropriate in the circumstances.

PART 3

GENERAL PROVISIONS

Effective Date of Plan

3.1                    This Share Distribution Plan will become effective at the Effective Time.

Administration

3.2                    Subject to such limitations as may from time to time be imposed by the Board, the Chief Executive Officer will be responsible for the general administration of this Share Distribution Plan, the proper execution of its provisions, the interpretation of this Share Distribution Plan and the determination of all questions arising pursuant to this Share Distribution Plan, and without limiting the generality of the foregoing, the Chief Executive Officer will have the power to allot Common Shares for grant under this Share Distribution Plan.

Limitations on Issue

3.3                    The number of Common Shares that may be issued under this Share Distribution Plan and any other Share Compensation Arrangement

(a)       to Insiders of the Corporation, may not exceed 10% of the Outstanding Issue at that time, and

(b)       to any Insider and his or her Associates, within a one-year period, may not exceed 5% of the Outstanding Issue at that time.

Amendment

3.4                   Subject to Regulatory Approval, the Board may amend, suspend, terminate or discontinue this Share Distribution Plan, or revoke or alter any action taken pursuant to this Share Distribution Plan.

Governing Law

3.5                   This Share Distribution Plan will be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Notice

3.6                   Each notice, demand or communication required or permitted to be given under this Share Distribution Plan will be in writing and will be delivered to the person to whom it is addressed, and the date of delivery of such notice, demand or communication will be the date of receipt by the addressee.

Employment

3.7                   Nothing contained in this Share Distribution Plan will confer upon any Employee any right with respect to employment or continuance of employment with the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or a Subsidiary to terminate the Employee’s employment at any time. Participation in this Share Distribution Plan by an Employee will be voluntary.